SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[ ] Preliminary information statement   [ ] Confidential, for Use of the
                                        Commission Only (as permitted by Rule
[X] Definitive information statement    14c-5(d)(2))

                             PRINTONTHENET.COM, INC.
     -----------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

         [ ] Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

              (1)  Amount Previously Paid:

         -----------------------------------------------------------------

              (2)  Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------

              (3)  Filing Party: PrintOnTheNet.com, Inc.

         By:   /s/  Neal J. Polan
              ---------------------------------------
                    Neal J. Polan         (print name)
         Its: Chief Executive Officer
              ---------------------------------------

              (4) Date Filed: November 30, 2000

                             PRINTONTHENET.COM, INC.
                       4491 South State Road 7, Suite 214
                         Fort Lauderdale, Florida 33314

                              INFORMATION STATEMENT

INTRODUCTION

         This information statement is being mailed or otherwise furnished to shareholders of PrintOnTheNet.com, Inc., a Delaware corporation (the "Company"), in connection with the prior approval by our Board of Directors, and receipt by the Board of approval by written consent of the holders of a majority of the outstanding shares of the Company's common stock, of: (i) an amendment to our Restated Certificate of Incorporation to change the name of the Company to NexPub, Inc.; (ii) to elect six directors to the Board of Directors of the Company; and (iii) to appoint the accounting firm of Richard A. Eisner & Company, LLP, to serve as independent auditors of the Company for the year
2000. Accordingly, all necessary corporate approvals in connection with the matters referred to herein have been obtained. This Information Statement is furnished solely for the purpose of informing shareholders in the manner required under the Securities Exchange Act of 1934, as amended, of these corporate actions before they take effect.

         The principal executive offices of the Company are located at 4491 South State Road 7, Suite 214, Fort Lauderdale, Florida 33314. The approximate date on which this Information Statement was first sent or given to holders of the Company's common stock, par value $.001 per share (the "Common Stock") should be on or about December 8, 2000.

                                     VOTING

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. In accordance with the Delaware General Corporation Law, the Company secured the written consent of a majority of the shareholders of the Company's Common Stock, approving the corporate name change, election of six directors, and appointment of independent public auditors. As a result of the action of the majority of the shareholders of the Company, proxies will not be solicited and no additional vote shall be taken on these matters.

         Only shareholders of the Company's Common Stock of record at the close of business on October 17, 2000 (the "Record Date") were entitled to receipt of the written action approving the three matters described above. Each holder of Common Stock was entitled to one vote on each of the foregoing matters, for each share of Common Stock held by such shareholder. There were outstanding on the Record Date 106,322,851 shares of Common Stock (including 13,361,111 shares which are issued to the Company and subject to a pledge to a bank, which are not entitled to vote or be counted for quorum purposes).

         Under Delaware law and the Company's bylaws, any action that may be taken at an annual meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The action of shareholders by written consent holding a majority of the issued and outstanding shares of the Company approved the corporate name change, the election of six directors, and appointment of independent public auditors, effective on or about November 20, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of securities of the Company as of the close of business on October 17, 2000 by (i) each person known by the Company to beneficially own more than 5% of any class of the Company's voting securities, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers who beneficially own shares of Common Stock and (iv) all directors, nominees for director and executive officers of the Company as a group.

         Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned by such person. The Common Stock is the only voting security of the Company. A person is deemed to beneficially own a security if he or she has or shares the power to vote or dispose of the security or has the right to acquire it within 60 days.

                                                             Common Stock
                                                               Number of              Percent
Name of Beneficial Owner                                         Shares             of Class(10)
------------------------                                     ------------           ------------
Robert Priddy(1).......................................       15,500,000(2)            14.18%
Neal J. Polan(1).......................................        7,639,445(3)             6.82%
George F. Pickett(1)...................................        2,500,000(4)             2.35%
Mark Reichenbaum(1)....................................        2,500,000                2.35%
Adam Ross(1)...........................................          250,000                   *
Techinspirations, Inc. (Cayman)(5).....................        2,500,000                2.35%
Robert K. Norris(1)....................................           50,000(6)                *
J. F. Shea & Co., Inc.(7)..............................       13,000,000               12.22%
Comvest Capital Partners, LLC(8) ......................        9,700,000(9)             8.48%
All directors, nominees for director
and executive officers as a group
(7 persons)............................................       30,939,445               29.96%

-------------------
*        Less than 1%

(1)      The address of each of the indicated shareholders is c/o
         PrintOnTheNet.com, Inc., 4491 South State Road 7, Suite 214, Fort Lauderdale, Florida 33314.

(2) Includes 3,000,000 shares of Common Stock issuable upon the exercise of warrants to purchase 3,000,000 shares of Common Stock, held by Mr. Priddy.

(3) Includes (a) 1,000,000 shares of Common Stock issuable upon the exercise of warrants to purchase 1,000,000 shares of Common Stock, held by trusts established for the benefit of the children of Mr. Polan's three minor children, the power of which to vote and dispose of such shares is held by Mr. Polan and, as a result of such power, Mr. Polan is deemed to own beneficially all of such 1,000,000 shares; and (b) 4,639,445 shares of Common Stock issuable upon the exercise of warrants to purchase 4,639,445 shares and 2,000,000 shares of Common Stock, held directly.

(4)      Mr. Pickett holds these shares jointly with his spouse.

(5) Techinspirations, Inc. (Cayman) is a corporation organized in the Cayman Islands, British West Indies, whose principal mailing address is 2275 #8 Side Road RR#22, Milton, Ontario, Canada L9T2X6 ; John Van Leeuwen, a nominee for the board of directors of the Company, is a principal shareholder and officer of Techinspirations, Inc. (Cayman).

(6) Consists of 50,000 shares of Common Stock issuable upon the exercise of currently exercisable warrants to purchase 50,000 shares of Common Stock, held by Mr. Norris.

(7) J.F. Shea & Co., Inc. is a corporation organized in the State of Nevada, whose principal mailing address is 675 Brea Canyon Road, Walnut, California 91789.

(8) Comvest Capital Partners, LLC is a limited liability company organized in the State of Delaware whose principal mailing address is 830 Third Avenue, 4th Floor, New York, New York 10022.

(9) Includes 8,000,000 shares of Common Stock issuable upon the exercise of warrants to purchase 8,000,000 shares of Common Stock, held by Comvest Capital Partners, LLC.

(10) The percentage is based on 106,322,851 shares of Common Stock (shares issued and outstanding on Record Date).

                   PROPOSAL 1 - CHANGE THE NAME OF THE COMPANY

         The Board of Directors of PrintOnTheNet.com, Inc., on October 17, 2000, approved an Amendment to our Restated Certificate of Incorporation (the "Amendment") to change the name of the Company to NexPub, Inc. The Board of Directors believes that it is advisable and in our best interests to change the Company's name to one that is more identifiable with the activities of the Company. Attached hereto is a copy of the form of Certificate of Amendment to the Restated Certificate of Incorporation of the Company which will be filed with the Delaware Secretary of State.

                       PROPOSAL 2 - ELECTION OF DIRECTORS

         The Board of Directors currently consists of six directors, whose term is for a period of one year or until their respective successors are duly elected and qualified. The Board of Directors of the Company nominated the six persons, described below, all of whom were standing directors of the Company, to stand for election to serve as Directors of the Company, each to hold office for a period of one year or until their respective successors are duly elected and qualified.

         Under the Company's bylaws, the affirmative vote of a plurality of the votes cast by the holders of the Common Stock is required to elect nominees for directors. The Company has received approval of the election of the six directors noted below by written consent of the holders of a majority of the outstanding shares of the Company's Common Stock. There are no arrangements or understandings between any director and any other person pursuant to which such person was elected as a director.

         Certain information concerning the members of the Board of Directors elected by the shareholders owning a majority of the Company's outstanding Common Stock, effective on or about November 3, 2000, is set forth below:

         Robert Priddy, age 54, has served as a Director and Chairman of the Board of directors of the Company since June 8, 2000. He is currently Chairman of the Board and Chief Executive Officer of R.M.C. Capital, LLC, a venture capital company, a position he has held since November 1997. Mr. Priddy served as Chairman of the Board and Chief Executive Officer of Valuejet, Inc., a commercial airline company, from June 1993 until November 1997. In addition, Mr. Priddy has served on the Board of Directors of Air Tran Holdings, an aviation company, from 1993 to the present date, and AccuMed International, a healthcare company, from 1997 to the present date. Mr. Priddy is a minority owner and a member of the Board of Directors of Commonwealth Associates, the placement agent engaged by the Company for its 2000 private placement offerings.

         Neal J. Polan, age 49, has served as a Director of the Company since June 8, 2000. Mr. Polan founded Insight Management Corp. ("IMC") in 1983 and Insight Capital Partners LLC ("ICP" and, with IMC, the "Insight Companies") in 1995. IMC is an investment management firm, specializing in the reorganization and strategic acquisition of small to middle market companies. ICP provides financial advisory services to middle market companies. As a principal and executive officer of the Insight Companies, over the last two years, Mr. Polan has been involved in several Internet companies. In addition, from October 1999 through March 2000, Mr. Polan served on the Board of Directors of Adatom.com (Nasdaq SmallCap: ADTM), an e-commerce infrastructure Internet company. From 1997 to October 1999, Mr. Polan served as the Chairman and Chief Executive Officer of HealthCore Medical Solutions (which merged with Adatom.com in October
1999), a healthcare company that marketed and administered a healthcare benefits program targeted at small and middle market businesses. From 1996 to 1998, Mr. Polan was a principal and managing director of National Financial Companies LLC, a middle market merchant bank specializing in early stage companies. Mr. Polan was also a founder, and from 1992 to 1994 President and a director, of Sterling Vision, Inc., a company that acquired the assets of Sterling Optical from Federal bankruptcy court in 1992. Sterling Vision, Inc. (Nasdaq: ISEE) completed a successful initial public offering in 1995.

         George F. Pickett, age 59, has served as a Director of the Company since June 15, 2000. Mr. Pickett is currently retired. He retired as Chairman of the Board and Chief Executive Officer of Atlantic Southeast Airlines, Inc., a large regional airline carrier, after the carrier was purchased by Delta Airlines in May 1999. Mr. Pickett was the Chairman of the Board and Chief Executive Officer of Atlantic Southeast Airlines, Inc. from February 1994 until May 1999. From September 1996 until May 1999, Mr. Pickett served as Chairman of the Board and Chief Executive Officer of ASA Holdings, Inc., a public holding company which owned the shares of Atlantic Southeast Airlines, Inc.

         Mark Reichenbaum, age 49, has served as a Director of the Company since June 15, 2000. Mr. Reichenbaum is President of Haja Capital Corporation, a real estate investment company, a position he has held since October 1996. From 1972 until October 1996, Mr. Reichenbaum served as President of Medo Industries, Inc., an air freshener manufacturing company. In addition, Mr. Reichenbaum served on the Board of Directors of Safety First Corporation, a manufacturer of infant items, from 1997 until March 2000.

         Adam Ross, age 42, has served as a Director of the Company since June 15, 2000. Mr. Ross is an equities trader with Van Buren Securities Company, a Chicago-based securities trading company, a position he has held since February 2000. Mr. Ross has been an equities trader since December 1998, employed with All Star Equities Co., a Ft. Lauderdale securities trading company. From December 1996 to December 1998, Mr. Ross was a registered stock broker for Commonwealth Associates, a mid-size New York based investment banking firm. From December 1990 until December 1996, he was Executive Vice President of Sales for Ross Printing, a mid-size commercial printing firm.

         John Van Leeuwen, age 42, has served as a Director of the Company since September 2000. Mr. Van Leeuwen is the Chief Executive Officer of Techinspirations, Inc. (Cayman), a venture capital firm, with principal offices in Canada, a position he has held for four years. Mr. Van Leeuwen has previously served as President of Baan Canada, an enterprise resource planning firm, for a period of four years. Mr. Van Leeuwen is also a director of Xbox Technologies and several other foreign organizations.

Committees and Meetings of the Board of Directors

         The Board of Directors currently does not have a standing Nominating Committee. As of November 8, 2000, the Board of Directors appointed Messrs. Priddy, Van Leeuwen, Reichenbaum and Pickett to serve on its Audit Committee. Additionally, the Board of Directors has a Compensation Committee which, among other duties, is responsible for administering the Company's 1999 Stock Incentive Plan.

         During 1999, all directors attended at least 75% of the total number of meetings of the Board of Directors.

         In connection with a certain settlement entered into by the Company with two of its lenders to release it from obligations under certain corporate guaranties, the Company purchased 11,111,111 shares of Common Stock from Benjamin and Samuel Rogatinsky (the "Rogatinskys") at $.09 per share for an aggregate of $1,000,000. In addition, the Rogatinskys sold to the Company that number of shares of Common Stock required to generate proceeds of up to $112,500 on June 30, 2000 and may sell to the Company that number of shares of Common Stock required to generate proceeds of $142,500 on or before June 30, 2001 at a price per share of the lesser of $.09 per share or one-half of the then current market price per share. All proceeds received by the Rogatinskys from the sale of these shares will be paid to the lenders in connection with the settlements. As a result of these sales, the Rogatinskys ownership in the Company has been substantially reduced. In connection with the settlement with the lenders, Benjamin and Samuel Rogatinsky also resigned from their offices and as directors of the Company. In connection with the foregoing, the Company appointed Neal J. Polan and Robert Priddy to the Board of Directors replacing the Rogatinskys. Also, Mr. Polan was elected Chief Executive Officer of the Company, and the Company appointed Robert K. Norris to become its Chief Financial Officer.

Compensation of Directors

         The Company reimburses members of its Board of Directors for their reasonable expenses incurred in connection with their services as directors. On November 8, 2000, all of the Company's outside directors were granted warrants to purchase 250,000 shares of the Company's common stock at an exercise price of $.125. The warrants shall vest equally over 3 years on each anniversary date of each individual director's appointment commencing on their initial date of service.

         Under the Stock Incentive Plan, approved by the Company's shareholders at the 1999 Annual Meeting, each of the Company's employees (including officers and directors who are also employees of the Company), consultants and advisors are eligible to receive awards from the Company of stock options subject to the discretion of the Company's Compensation Committee.

Executive Officers

         In addition to the person described below, Neal J. Polan is the Chief Executive Officer of the Company. The Company has entered into Employment Agreements with each of its executive officers. Such agreements are described under the caption "EXECUTIVE COMPENSATION -Employment Arrangements and Compensation Plans."

         Robert K. Norris, age 43, was appointed Chief Financial Officer of the Company in June 2000. Mr. Norris is also the Company's Secretary. Mr. Norris had previously served as Chief Financial Officer of the Company from November 1999 until February 2000. From November 1997 until November 1999, Mr. Norris, a Florida certified public accountant was Director of Financial Reporting for US Diagnostic Inc. From December 1996 through October 1997, Mr. Norris served as Chief Financial Officer for Guardian International, Inc. Prior to December 1996, Mr. Norris was Vice President / Corporate Controller for International Airline Support Group, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file certain reports ("Section 16 Reports") with the Securities and Exchange Commission with respect to ownership and changes in ownership of the Common Stock and other equity securities of the Company. Based solely on the Company's review of the Section 16 Reports furnished to the Company and written representations from reporting persons, all Section 16(a) requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 1999.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning compensation paid by the Company to its Chief Executive Officer (together, the "Named Executive Officers") for services rendered in all capacities to the Company and its subsidiaries for each of the Company's last three fiscal years.

Summary Compensation Table

-------------------------------------------------------------------------------------------------------------------
                                         Annual    Compensation          Long-Term                Compensation
-------------------------------------------------------------------------------------------------------------------
                                                                            Awards                   Payouts
                                         Salary        Bonus         Securities Underlying         LTIP Payouts
Name and Principal Position   Year        ($)           ($)               Options (#)                  ($)
-------------------------------------------------------------------------------------------------------------------
Benjamin Rogatinsky, Chief    1999       48,750          -                    -                         -
Executive Officer(1)          1998       39,000          -                    -                         -
                              1997          -            -                    -                         -
-------------------------------------------------------------------------------------------------------------------
Neal J. Polan, Chief          1999          -            -                    -                         -
Executive Officer             1998          -            -                    -                         -
                              1997          -            -                    -                         -
-------------------------------------------------------------------------------------------------------------------

         (1)  Effective June 8, 2000, Benjamin Rogatinsky resigned as Chief Executive Officer of the Company.

         Except as set forth above, no other annual compensation, restricted stock awards, SARs or other compensation (as defined in Item 402 of Regulation S-K promulgated under the Exchange Act) were awarded to, earned by or paid to, any of the Named Executive Officers during any of the last three fiscal years.

Option Grants in Last Fiscal Year

         Stock options to purchase 125,000 shares of Common Stock were granted to Robert K. Norris in November 1999; however, such options were canceled in February 2000. No other stock options were granted to any of the Named Executive Officers during the year ended December 31, 1999. The Company may grant stock options to the Named Executive Officers (as well as other individuals) under the Stock Incentive Plan approved by the Company's stockholders at the 1999 Annual Meeting.

               Aggregated Option Exercises in Last Fiscal Year and
                          Fiscal Year-End Option Values

         The following table sets forth information with respect to the value at December 31, 1999 of unexercised stock options held by the Named Executive Officers. No options were exercised by any Named Executive Officer and no SARs were granted by the Company during the year ended December 31, 1999; however, in February 2000 options to purchase 125,000 shares of Common Stock, issued to Robert K. Norris, were canceled.

--------------------------------------------------------------------------------------------------------------------
                                                     Number of Securities Underlying        Value of Unexercised
                             Shares                   Unexercised Options at Fiscal         In-the-Money Options
                           Acquired on                           year-End                   at Fiscal Year-End(1)
                            Exercise      Value                    (#)                              ($)
          Name                 (#)         ($)     Realized Exercisable/Unexercisable     Exercisable/Unexercisable
--------------------------------------------------------------------------------------------------------------------
Benjamin Rogatinsky             0           0                     0/0                               0/0
--------------------------------------------------------------------------------------------------------------------
Samuel Rogatinsky               0           0                     0/0                               0/0
--------------------------------------------------------------------------------------------------------------------
Neal J. Polan                   0           0                     0/0                               0/0
--------------------------------------------------------------------------------------------------------------------
Robert K. Norris                0           0                  125,000/0                        0/$11,250
--------------------------------------------------------------------------------------------------------------------

(1)      Based upon the last bid price for a share of the Common Stock of $.9688 as of the close of business on
         December 31, 1999, less the exercise price of each such option.

Employment Arrangements and Compensation Plans

                  Effective as of June 8, 2000, the Company entered into an employment agreement with Neal J. Polan. Such agreement has an initial two year term which will be automatically extended for additional consecutive one year periods unless written notice is given by either party to the other no later than 60 days before the expiration of the term. Pursuant to such agreement, Neal J. Polan will serve as the Chief Executive Officer of the Company. Under the employment agreement, Mr. Polan is provided an annual base salary which is subject to annual adjustments at the discretion of the Board of Directors of the Company (or a committee thereof), but which may not be reduced to less than the base salary of such executive for the initial year of his agreement. Pursuant to the agreement, the initial base salary for Mr. Polan is $200,000. In addition, Mr. Polan may be given an annual bonus subject to the sole discretion of the Board of Directors of the Company. The employment agreement also provides Polan with certain benefits, including life insurance and eligibility to participate in all benefit plans established by the Company (including, but not limited to, medical, bonus and stock option programs). If Mr. Polan's employment is terminated by the Company without "cause" or in connection with, or as a result of, a "change of control", the Company would be obligated to pay to Mr. Polan a termination payment of up to 3 times the executive's annual salary, then in effect, plus certain bonuses, and would be obligated to pay to the executive all fringe benefits accrued at the time of termination. For purposes of the employment agreement, "cause" includes certain misconduct by the executive, conviction of the executive of a felony and neglect of the executive's duties and "change of control" includes certain acquisitions of voting securities giving a person 50% or more of the combined voting power of the Company, certain mergers or other business combinations, cash tender or exchange offers, dispositions of assets or the liquidation or dissolution of the Company.

                  Effective as of June 8, 2000, the Company entered into a new employment agreement with Robert K. Norris. Such agreement has an initial 2 year term unless terminated earlier under the terms of the agreement. Pursuant to such agreement, Robert K. Norris will serve as the Chief Financial Officer of the Company. Under the employment agreement, Mr. Norris is provided an annual base salary which is subject to annual adjustments at the discretion of the Board of Directors of the Company (or a committee thereof), but which may not be reduced to less than the base salary of such executive for the initial year of his agreement. Pursuant to the agreement, the initial base salary for Mr. Norris is $100,000. In addition, Mr. Norris may be given an annual bonus subject to the sole discretion of the Board of Directors of the Company. The employment agreement also provides Mr. Norris with certain benefits, including life insurance and eligibility to participate in all benefit plans established by the Company (including, but not limited to, medical, bonus and stock option programs). Under the employment agreement, Mr. Norris was granted 500,000 non-qualified stock options exercisable at $.10 per share and under the terms and conditions of the Company's 1999 Stock Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                  Except as set forth above, there were no interlocks or insider participants, as defined in Item 402 of Regulation S-K promulgated under the proxy regulations of the Exchange Act, during the fiscal year ended December 31, 1999.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                  The Compensation Committee is responsible for recommending to the Board of Directors the overall direction for the executive compensation strategy of the Company and for the ongoing monitoring of the strategy's implementation. In addition to recommending and reviewing the compensation of the executive officers, it is the responsibility of the Compensation Committee to recommend new incentive compensation plans and to implement changes and improvements to existing compensation plans, including the 1999 Stock Incentive Plan, all subject to the approval of the Board of Directors. The Compensation Committee makes its compensation determinations based upon input from the Company's management and other directors, its own analysis of such information as well as of information it compiles on its own, and the business experience of the Compensation Committee's members.

Overall Policy

                  The Compensation Committee believes that the Company's executive officers constitute a highly qualified and motivated management team. The Compensation Committee further believes that the stability of the management team, as well as the Company's ability to continue to motivate management and retain highly qualified executives, will be a contributing factor to the Company's growth and success. The major elements of the Company's executive compensation program are fixed compensation in the form of base salary and variable compensation in the form of annual cash incentive bonuses and stock options. Executive officers are also entitled to customary benefits usually available to all employees of the Company, including health care and life insurance.

Federal Income Tax Deductibility of Executive Compensation

                  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of compensation a publicly held corporation may deduct as a business expense for federal income tax purposes. The limit, which applies to a company's chief executive officer and the four other most highly compensated executive officers, is $1 million (the "Deductibility Limit"), subject to certain exceptions. The exceptions include the general exclusion of performance-based compensation from the calculation of an executive officer's compensation for purposes of determining whether his or her compensation exceeds the Deductibility Limit. The Compensation Committee has determined that compensation payable to the executive officers should generally meet the conditions required for full deductibility under Section 162(m) of the Code. While the Company does not expect to pay its executive officers compensation in excess of the Deductibility Limit, the Compensation Committee also recognizes that in certain instances it may be in the best interest of the Company to provide compensation that is not fully deductible.

Base Salary

                  The Compensation Committee considers various factors in its annual review of the base salaries of all executives including the executive's level of responsibility, tenure with the Company, prior year's total compensation, effectiveness of management and other subjective factors. The Compensation Committee then makes recommendations to the full Board of Directors regarding any increases in the base salaries of the executive officers. The full Board of Directors then discusses and reviews such recommendations and makes such adjustments to the executives' base salaries as it deems appropriate. The Company has entered into new employment agreements with Neal J. Polan and Robert K. Norris. See "EXECUTIVE COMPENSATION - Employment Arrangements and Compensation Plans." Pursuant to such new agreements, the base salary of each executive officer may be increased annually under the same procedures described above in connection with the previous employment agreements. Such salary adjustments are based on annual evaluations of the performance of the Company and each executive officer, and take into account any new responsibilities of the executive.

Annual Incentives

                  Discretionary cash bonuses may be granted to each of the Company's executive officers pursuant to their respective employment agreements.

Long Term Incentives

                  Under the Company's 1999 Employee Stock Incentive Plan, options to purchase shares of Common Stock may be granted to the executive officers and other employees of the Company. Such grants will continue under the Stock Incentive Plan, as approved by the Company's stockholders at the 1999 Annual Meeting of Stockholders. Under the Company's Stock Incentive Plan, the Company is able to award its employees SARs and shares of Common Stock, and any combination thereof. The grant of stock options, SARs and stock awards to the Company's employees is intended to align the employees' long-range interests with those of the Company's stockholders by providing the employees with the opportunity to build a meaningful stake in the Company and create stockholder value as reflected in growth of the market price of the Common Stock.

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

Executive Officers Compensation

                  The compensation paid to the Company's Chief Executive Officer, Benjamin Rogatinsky, and the Company's President, Samuel Rogatinsky, in fiscal 1999 consisted of base salary and was established pursuant to their respective employment agreements with the Company.

MARKET FOR SHARES AND SHAREHOLDER MATTERS

                  The Company's Common Stock is currently traded on the Over-the-Counter Bulletin Board. On July 30, 1999, in connection with the merger of Net Lnnx, Inc. and PrintOnTheNet.com, Inc., the Company's stock symbol changed from NLNX to POTN. The following table sets forth the high and low sales prices for the Company's Common Stock for each quarter within the two years ended December 1999, and for the first three quarters of 2000, as reported by the over-the-counter quotations. These prices do not reflect retail mark-ups, mark-downs or commissions and may not represent actual transactions.

1998 (as Net Lnnx, Inc.)                          High            Low

01/01/98 - 03/31/98                               0.750          0.250
040/1/98 - 06/30/98                               0.813          0.250
070/1/98 - 0 9/30/98                              1.938          0.375
10/01/98 - 12/31/98                               0.656          0.250

1999 (as Net Lnnx, Inc. through 07/30/99)

01/01/99 - 03/31/99                               2.875          0.125
04/01/99 - 06/30/99                               2.125          1.375
07/01/99 - 09/30/99                               2.500          0.625
10/01/99 - 12/31/99                               1.563          0.406

2000

01/01/00 - 03/31/00                               2.313          0.9375
04/01/00 - 06/30/00                               1.000          0.4062
07/01/00 - 09/30/00                               0.6562         0.1562

Holders

                  The number of record holders of the Company's Common Stock as of October 16, 2000 was approximately 2,165.

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Dividends

                  The Company has never paid a cash dividend on its Common Stock and anticipates that for the foreseeable future any earnings will be retained for use in its business and, accordingly, does not anticipate the payment of cash dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  In June and July 2000, the Company, through a placement agent (the "Placement Agent"), completed the sale of units, consisting of shares of the Company's Series B Convertible Preferred Stock (the "June Placement") which resulted in approximately $7.85 million being raised for the Company. Robert Priddy is a minority owner and member of the board of directors of the Placement Agent.

                  Purchase of Warrants by Polan and Priddy

                  On April 18, 2000, Neal J. Polan purchased from the Company five-year warrants to purchase 4,000,000 shares of Common Stock, exercisable for $.10 per share commencing on September 30, 2000. The purchase price for such warrants was $40,000. Mr. Polan also purchased warrants for an additional 1,000,000 shares of Common Stock on these same terms prior to the completion of its current Offering. These warrants are held by trusts established for the benefit of the children of Mr. Polan's three minor children, the power of which to vote and dispose of such shares is held by Mr. Polan. In addition, Mr. Polan purchased 2 units in the Company's June Placement for $200,000.

                  Robert Priddy purchased twelve and one-half (12.5) units in the Company's June Placement. In addition, on April 18, 2000, Mr. Priddy purchased from the Company five-year warrants to purchase 3,000,000 shares of Common Stock exercisable for $.10 per share commencing on September 30, 2000. The purchase price for such warrants was $30,000.

                  The warrants issued to Messrs. Polan and Priddy provide for registration rights with respect to the shares of Common Stock issuable upon exercise thereof.

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

                  Relationship With The Placement Agent

                  In connection with the Company's June Placement, the Company agreed to pay the Placement Agent 10% of the excess of the gross proceeds received from the sale of Units in the June Placement over $3,040,000. In addition, the Placement Agent received warrants to purchase that number of shares of Common Stock equal to (a) 19.3% of the shares of Common Stock underlying the Preferred Stock included in the first $7,500,000 of Units sold in the June Placement, and (b) 30% of the shares of Common Stock underlying the Preferred Stock included in the Units sold in excess of $7,500,000 in the June Placement. These warrants provide for registration rights with respect to the shares of Common Stock issuable upon exercise thereof.

                  Furthermore, the Placement Agent and certain of its associates, including Robert Priddy, purchased up to 15 Units in the June Placement.

                  In connection with investment banking and advisory services provided by the Placement Agent to the Company, in December 1999, the Company sold to the Placement Agent and certain of its affiliates for $100,000 five-year warrants (the "Advisory Warrants") to purchase 6,000,000 shares of Common Stock at an exercise price of $.10 per share. The Advisory Warrants are exercisable commencing December 31, 2000.

                  On April 18, 2000, Com Vest Capital Partners, LLC, an affiliate of the Placement Agent, purchased from the Company five-year warrants to purchase 8,000,000 shares of Common Stock exercisable for $.10 per share commencing on September 30, 2000. The purchase price for such warrants was $80,000. As a result of the closing of the June Placement, the Placement Agent has the right to designate three out of seven directors to the Company's Board.

                  The Placement Agent was also granted a right of first refusal with respect to certain future financings and is a party to an advisory agreement with the Company entitling it to certain fees for assisting the Company with certain transactions.

PROPOSAL 3 - SELECTION OF AUDITORS

                  The Board of Directors has selected Richard A. Eisner & Company, LLP Certified Public Accountants, as auditors for the Company for the year ending December 31, 2000. Richard A. Eisner & Company, LLP were the auditors for the Company for the year ended December 31, 1999. The Company has received approval of the selection of Richard A. Eisner & Co. as independent auditors for the Company for the year ending December 31, 2000 by written consent of the holders of a majority of the outstanding shares of the Company's Common Stock. Although shareholder ratification of the Board of Directors' action in this respect is not required, the Board of Directors considers it desirable for holders of shares of Common Stock to pass upon the selection of auditors.

VOTE REQUIRED

                   The vote which was required to approve the Amendment, to elect the six Directors and to approve the appointment of Richard A. Eisner & Company, LLP was the affirmative vote of the holders of a majority of our voting capital stock. Each holder of the Company's Common Stock is entitled to one (1) vote for each share held. The record date for purposes of determining the number of outstanding shares of Common Stock of the Company, and for determining shareholders entitled to vote, was the close of business on October 17, 2000 (the "Record Date").

                  As of the Record Date, the Company had outstanding 106,322,851 shares of Common Stock; however, 13,361,111 shares of such stock are currently pledged to a bank and, under Delaware law, cannot be voted nor can they be counted for quorum purposes. Holders of the shares have no preemptive rights. All outstanding shares are fully paid and nonassessable. The transfer agent for the Common Stock is Florida Atlantic Stock Transfer, Inc., Tamarac, Florida.

VOTE OBTAINED -- SECTION 228 OF THE DELAWARE GENERAL CORPORATION LAW

                  Section 228 of the Delaware General Corporation Law (the "Delaware Law") provides that the written consent of the holders of the outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for an annual or special meeting. Pursuant to Section 242 of the Delaware Law and the Bylaws of the Company, a majority of the outstanding shares of voting capital stock entitled to vote thereon is required in order to amend the Restated Certificate of Incorporation, elect Directors and approve public auditors. In order to eliminate the costs and management time involved in holding an Annual Meeting of Shareholders and in order to effect the Amendment, elect the Directors and approve the public auditors as early as possible in order to accomplish the purposes of the Company, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority in interest of the voting capital stock of the Company. Accordingly, the shareholders will not be asked to take action on the Amendment, the election of the six Directors or the appointment of the public auditors at any future meeting.

                  Pursuant to Section 228 of the Delaware Law, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to the shareholders of record who have not consented in writing to such action. This Information Statement is intended to provide such notice. No dissenters' or appraisal rights under the Delaware Law are afforded to the Company's shareholders as a result of the approval of the Amendment.

STOCKHOLDER PROPOSALS AND OTHER BUSINESS

                  Any eligible stockholder of the Company who wishes to submit a proposal for action at the next annual meeting of stockholders of the Company and desires that such proposal be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting must provide a written copy of the proposal to the Company at its principal executive officers prior to January 8, 2001 and must otherwise comply with the rules of the Commission and the Company's governing documents relating to stockholders proposals.

                  The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by an eligible stockholder of the Company for action at the next annual meeting of stockholders of the Company but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company at its principal executive office prior to March 8, 2001 but no earlier than January 8, 2001 and certain conditions of the applicable rules of the Commission are satisfied.

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